Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Olo Inc. for the registration of its Class A common stock, preferred stock, warrants, units, and debt securities and to the incorporation by reference therein of our report dated February 25, 2022, with respect to the consolidated financial statements of Olo Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 31, 2022